Exhibit 10.26
EDISON INTERNATIONAL
2008 EXECUTIVE SEVERANCE PLAN
Effective
December 31, 2008

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TABLE OF CONTENTS

		Page
ARTICLE 1	DEFINITIONS	1

ARTICLE 2	SEVERANCE BENEFITS	5

2.1	Right to Severance Benefits	5
2.2	Right to Change in Control Severance Benefits	5
2.3	Severance Benefit — Termination by Employer Without Cause (Other than a Qualifying Termination Event or Termination due to the Eligible Employee’s Disability)	6

	2.3.1 Cash Benefit	6
	2.3.2 Health Care Coverage Benefit	7
	2.3.3 Executive Health Enhancement Extension	7
	2.3.4 Survivor Benefit Plan Extension	7
	2.3.5 Outplacement Benefit	8
	2.3.6 Educational Assistance Benefit	8
	2.3.7 Estate and Financial Planning Extension	8

2.4	Change in Control Severance Benefits	9

	2.4.1 Senior Officer Enhanced Benefit	9
	2.4.2 Certain Additional Enhanced Benefits	9

2.5	Termination for Other Reasons	9
2.6	Notice of Termination	10

ARTICLE 3	TAXES	10

ARTICLE 4	EXCISE TAX GROSS-UP	10

4.1	Gross-Up Payment	10
4.2	Determination of Gross-Up	11
4.3	Notification	11
4.4	Underpayment and Overpayment	13

ARTICLE 5	BENEFICIARY DESIGNATION	14

ARTICLE 6	CONDITIONS RELATED TO BENEFITS	14

6.1	Nonassignability	14
6.2	No Right to Assets	14
6.3	Payment of Obligations Absolute	15
6.4	Other Benefit Plans	15

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EDISON INTERNATIONAL
2008 EXECUTIVE SEVERANCE PLAN
PREAMBLE
Edison International hereby amends and restates the Edison International Executive Severance Plan effective December 31, 2008. This Plan is intended to be an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.
The purpose of this Plan is to provide for continuity in the management and operations of the Employers by offering Eligible Employees of the Affiliates employment protection and financial security.
ARTICLE 1
DEFINITIONS
Capitalized terms in the text of the Plan are defined as follows:
Administrator means the Compensation and Executive Personnel Committee of the Board of Directors of EIX.
Affiliate means EIX or any corporation or entity which (i) along with EIX, is a component member of a “controlled group of corporations’ within the meaning of Section 414(b) of the Code, and (ii) has approved the participation of its Executives in the Plan.
Beneficiary means the person or persons or entity designated as such in accordance with Article 5 of the Plan.
Board means the Board of Directors of EIX.
Cause means the occurrence of either or both of the following:
(1) The Eligible Employee’s conviction for, or pleading guilty or nolo contendere to, committing an act of fraud, embezzlement, theft, or other act constituting a felony; or
(2) The willful engaging by the Eligible Employee in misconduct that:
(i) if the event giving rise to the termination of the Eligible Employee’s employment does not occur during a Protected Period, is in violation of EIX’s and/or the Eligible Employee’s Employer’s policies and practices applicable to the Eligible Employee from time to time; or
(ii) if the event giving rise to the termination of the Eligible Employee’s employment occurs during a Protected Period, would have resulted in the termination of the Eligible Employee’s employment by EIX or the Eligible Employee’s Employer under EIX’s and/or the Eligible Employee’s Employer’s policies and practices applicable to the Eligible Employee in effect immediately prior to the start of the Protected Period.

However, no act or failure to act, on the Eligible Employee’s part, shall be considered “willful” unless done, or omitted to be done, by the Eligible Employee not in good faith and without reasonable belief that his or her action or omission was in the best interest of EIX and his or her Employer.
CEO means the Chief Executive Officer of EIX.
Change in Control means a change in control shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:
(1) Any Person (other than a trustee or other fiduciary holding securities under an employee benefit plan of EIX) becomes the Beneficial Owner, directly or indirectly, of securities of EIX representing thirty percent (30%) or more of the combined voting power of EIX’s then outstanding securities. For purposes of this clause, “Person” shall mean any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that such term shall not include one or more underwriters acquiring newly-issued voting securities (or securities convertible into voting securities) directly from EIX with a view towards distribution; and the term “Beneficial Owner” shall mean as defined under Rule 13d-3 promulgated under the Exchange Act.
(2) On any day after the Effective Date (the “Reference Date”) Continuing Directors cease for any reason to constitute a majority of the Board. A director is a “Continuing Director” if he or she either:
(i) was a member of the Board on the applicable Initial Date (an “Initial Director”); or
(ii) was elected to the Board, or was nominated for election by EIX’s shareholders, by a vote of at least two-thirds (2/3) of the Initial Directors then in office.
A member of the Board who was not a director on the applicable Initial Date shall be deemed to be an Initial Director for purposes of clause (ii) above if his or her election, or nomination for election by EIX’s shareholders, was approved by a vote of at least two-thirds (2/3) of the Initial Directors (including directors elected after the applicable Initial Date who are deemed to be Initial Directors by application of this provision) then in office. For these purposes, “Initial Date” means the later of (i) the Effective Date or (ii) the date that is two years before the Reference Date.
(3) EIX is liquidated; all or substantially all of EIX’s assets are sold in one or a series of related transactions; or EIX is merged, consolidated, or reorganized with or involving any other corporation, other than a merger, consolidation, or reorganization that results in the voting securities of EIX outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of EIX (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization. Notwithstanding the foregoing, a bankruptcy of EIX or a sale or spin-off of an affiliate of EIX (short of a dissolution of EIX or a liquidation of substantially all of EIX’s assets, determined on an aggregate basis) will not constitute a Change in Control of EIX.

(4) The consummation of such other transaction that the Board may, in its discretion in the circumstances, declare to be a Change in Control of EIX for purposes of this Plan.
COBRA means the health care continuation coverage requirements set forth in Section 4980B of the Code.
Code means the Internal Revenue Code of 1986, as amended.
Disability means the Eligible Employee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under a plan covering employees of the Employer.
Effective Date means December 31, 2008.
EIX means Edison International, or any successor thereto as provided in Section 8.1.
Eligible Employee means an Executive of an Affiliate or an employee of an Affiliate who was an Executive of an Affiliate after a Potential Change in Control (unless and until the Board declares in good faith that the circumstances giving rise to the Potential Change in Control will not result in an actual Change in Control or an actual Change in Control occurs) or during a Protected Period.
Employer means the Affiliate employing the Eligible Employee. As the context may require, an Eligible Employee’s Employer means the Employer that employs or last employed the Eligible Employee.
Exchange Act means the United States Securities Exchange Act of 1934, as amended.
Executive means an Employee of an Affiliate who is designated an Executive by the Chief Executive Officer of that Affiliate or who is elected as a Vice President or officer of higher rank by the board of that Affiliate or the Board of EIX.
Executive Retirement Plan means the EIX 2008 Executive Retirement Plan, as amended from time to time, or any similar or successor plan sponsored by an Employer.
Good Reason means, without the Eligible Employee’s express written consent, the occurrence of any one or more of the following during the Protected Period:
(1) A material diminution in the Eligible Employee’s authorities, duties, and/or responsibilities.
(2) A material diminution by the Eligible Employee’s Employer of the Eligible Employee’s Salary as in effect on the Effective Date, or as the same shall be increased from time to time.

(3) The relocation of the Eligible Employee’s principal office more than 50 miles from the Eligible Employee’s principal office.
(4) Any other action or inaction that constitutes a material breach by the Employer of the agreement under which the Eligible Employee provides services.
The foregoing events shall only constitute “Good Reason” if the Eligible Employee provides notice to the Employer of the existence of the condition within 90 days of its initial existence and the Employer does not remedy the condition within 30 days.
Person shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a group as contemplated by Sections 13(d)(3) and 14(d)(2) thereof.
Plan means the EIX 2008 Executive Severance Plan.
Potential Change in Control shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:
(1) Any Person (other than a trustee or other fiduciary holding securities under an employee benefit plan of EIX or of an EIX affiliate):
(i) announces an intention to take action which, if consummated, would result in a Change in Control; or
(ii) becomes the Beneficial Owner, directly or indirectly, of securities of EIX representing fifteen percent (15%) or more of the combined voting power of EIX’s then outstanding securities. For purposes of this clause, “Person” (and “group” as used in the definition of Person) shall not include one or more underwriters acquiring newly-issued voting securities (or securities convertible into voting securities) directly from EIX with a view towards distribution.
(2) EIX enters into an agreement that, if consummated, would result in a Change in Control.
(3) The Board declares that a Potential Change in Control has occurred for purposes of this Plan.
Protected Period means the period related to a Change in Control that is deemed to commence on the date that is six months before the date of the actual Change in Control and end on the date that is two years after the Change in Control.
Qualifying Termination Event means, as to an Eligible Employee, the occurrence of one or both of the following events within the Protected Period corresponding to a Change in Control:
(1) A termination of the Eligible Employee’s employment by his or her Employer, without the Eligible Employee’s consent, for reasons other than Cause or Disability; or

(2) A termination of employment by the Eligible Employee for Good Reason; provided that the termination of employment is in no event later than two years following the initial existence of the Good Reason condition.
Salary means the Eligible Employee’s basic pay from the Employer (excluding bonuses, special awards, commissions, severance pay, and other non-regular forms of compensation).
Separation from Service occurs when an Eligible Employee dies, retires, or otherwise has a termination of employment from the Employer that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.
Target Bonus Percentage means the target, stated as a percentage of salary, fixed by the CEO of the Employer or by the Administrator for the bonus to be awarded to the Eligible Employee pursuant to the terms of the Executive Incentive Compensation Plan, the 2007 Performance Incentive Plan or a successor plan governing annual executive bonuses.
Termination Date means, in the case of an Eligible Employee who becomes entitled to benefits under this Plan, the day on which the Eligible Employee incurs a Separation from Service in connection with the event that entitles the Eligible Employee to such benefits.
ARTICLE 2
SEVERANCE BENEFITS
2.1 Right to Severance Benefits
Subject to Sections 8.2 and 10.1, an Eligible Employee shall be entitled to receive from his or her Employer the benefits described in Section 2.3 if the Eligible Employee’s employment by his or her Employer is terminated by the Employer without Cause (and other than due to the Eligible Employee’s Disability). Notwithstanding anything else contained herein to the contrary, an Eligible Employee shall not be entitled to receive the benefits described in Section 2.3 if the Eligible Employee is entitled to benefits under or as described in Section 2.2.
2.2 Right to Change in Control Severance Benefits
Subject to Sections 8.2 and 10.1, an Eligible Employee shall be entitled to receive the benefits described in Section 2.4 if the Eligible Employee incurs a Qualifying Termination Event. If more than one Qualifying Termination Event occurs with respect to an Eligible Employee, such events shall constitute a single Qualifying Termination Event and the provisions of Section 2.4 shall apply with respect to the Eligible Employee only once. An Eligible Employee’s continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason for purposes of determining if a Qualifying Termination Event has occurred with respect to the Eligible Employee.

2.3 Severance Benefit — Termination by Employer Without Cause (Other than a Qualifying Termination Event or Termination due to the Eligible Employee’s Disability)
In the event that an Eligible Employee becomes entitled to receive benefits in accordance with Section 2.1, then the Eligible Employee shall be entitled to the benefits described in Sections 2.3.1 through 2.3.7 below.
2.3.1 Cash Benefit
The Eligible Employee’s Employer shall pay to the Eligible Employee a non-discounted cash amount equal to the sum of the following:
(a) an amount equal to the greater of:
(1) one times the highest annualized rate of the Eligible Employee’s Salary in effect at any time during the 24-month period ending on the Eligible Employee’s Termination Date, or
(2) one times the highest weekly rate of the Eligible Employee’s Salary in effect at any time during the 24-month period ending on the Eligible Employee’s Termination Date multiplied by the number of weeks that would have been used (if the Eligible Employee had not been an Executive) to determine the Eligible Employee’s cash severance benefit under the non-executive severance plan (if any) maintained by the Eligible Employee’s Employer and as in effect on the Eligible Employee’s Termination Date;
(b) except as provided in EIX’s 2008 Executive Bonus Program (or successor annual bonus program for the relevant year) as to an Eligible Employee who is covered by such program, in the calendar year in which the Eligible Employee’s Termination Date occurs, a pro rata portion (based on the number of weekdays that elapsed in the calendar year in which the Eligible Employee’s Termination Date occurs between the start of that calendar year and the Eligible Employee’s Termination Date) of the Eligible Employee’s highest Target Bonus Percentage in effect at any time during the 24-month period ending on the Eligible Employee’s Termination Date multiplied by the Eligible Employee’s highest annualized Salary in effect at any time during such 24-month period; and
(c) an amount equal to the highest annualized rate of the Eligible Employee’s Salary in effect at any time during the 24-month period ending on the Eligible Employee’s Termination Date times the Eligible Employee’s highest Target Bonus Percentage in effect at any time during the 24-month period ending on the Eligible Employee’s Termination Date.
The amount determined under this Section 2.3.1 shall be paid as a lump sum without notice or demand no later than the date that is the 15th day of the third month following the end of the Eligible Employee’s taxable year in which his or her Separation from Service occurred but only if EIX has timely received from the Eligible Employee the agreement referenced in Section 10.1.

2.3.2 Health Care Coverage Benefit
(a) The Eligible Employee will be eligible to participate in EIX’s retiree health care program if, under the terms of the non-executive severance plan (if any) maintained by the Eligible Employee’s Employer and as in effect on the Eligible Employee’s Termination Date, the Eligible Employee would otherwise have been eligible (if he or she had not been an Executive) for participation in EIX’s retiree health care program by virtue of his or her age and service.
(b) If the Eligible Employee is not eligible for EIX’s retiree health care program in accordance with Section 2.3.2(a) or is not otherwise eligible for EIX’s retiree health care program, the Eligible Employee will receive an extension of health care coverage for a period following the Eligible Employee’s Termination Date that is the greater of 12 months or the extension period for which the Eligible Employee would have been eligible (if he or she had not been an Executive) under the non-executive severance program (if any) maintained by the Eligible Employee’s Employer and as in effect on the Eligible Employee’s Termination Date but in no event longer than the maximum period the Eligible Employee would be entitled to continuation coverage under COBRA. Any continued coverage in accordance with the preceding sentence shall be on terms similar to those as in effect under the Eligible Employee’s Employer’s health care program in effect with respect to the Eligible Employee immediately before the termination of his or her employment and based on the Eligible Employee’s coverage elections in effect at such time. Notwithstanding Section 6.3 to the contrary, EIX and/or the Eligible Employee’s Employer, as applicable, shall not be obligated to continue such coverage if the Eligible Employee obtains similar coverage from any successor employer. EIX and/or the Eligible Employee’s Employer, as applicable, shall give the Eligible Employee the required COBRA benefit continuation notice prior to (and the Eligible Employee’s eligibility for continuation benefits under COBRA shall commence as of) the end of the applicable period determined as set forth above.
2.3.3 Executive Health Enhancement Extension
If the Eligible Employee was eligible to participate in the EIX-sponsored Executive Health Enhancement Program at any point during the 12 months preceding the Eligible Employee’s Termination Date, the Eligible Employee will remain eligible to participate in the program during the one-year period commencing on the Eligible Employee’s Termination Date. To the extent any reimbursements made under the program are taxable to the Eligible Employee and provide for a deferral of compensation within the meaning of Section 409A of the Code, such reimbursements shall be paid to the Eligible Employee on or before the last day of the Eligible Employee’s taxable year following the taxable year in which the expense was incurred and shall not be subject to liquidation or exchange for other benefits and the reimbursements that the Eligible Employee receives in one taxable year shall not affect the amount of reimbursements that the Eligible Employee receives in any other taxable year.
2.3.4 Survivor Benefit Plan Extension
If the Eligible Employee was eligible to participate in the EIX 2008 Survivor Benefit Plan (or predecessor plan) at any point during the 12 months preceding the Eligible Employee’s Termination Date, the Eligible Employee will be entitled to continued coverage under such

Survivor Benefit Plan for the one-year period commencing on the Eligible Employee’s Termination Date.
2.3.5 Outplacement Benefit
The Eligible Employee shall be entitled to reimbursement of up to $20,000 for reasonable outplacement costs incurred in the two-year period commencing on his or her Termination Date. Any such reimbursements shall be paid to the Eligible Employee by the end of the third taxable year of the Eligible Employee following the taxable year in which the Eligible Employee’s Separation from Service occurred.
2.3.6 Educational Assistance Benefit
The Eligible Employee shall be entitled to the educational assistance benefit to which he or she would have been entitled (if he or she had not been an executive) under the non-executive severance plan, if any, maintained by his or her Employer and as in effect on the Eligible Employee’s Termination Date. To the extent any educational assistance benefits or reimbursements are taxable to the Eligible Employee and provide for a deferral of compensation within the meaning of Section 409A of the Code, any such reimbursements or benefits shall be paid to the Eligible Employee on or before the last day of the Eligible Employee’s taxable year following the taxable year in which the expense was incurred, shall not be subject to liquidation or exchange for other benefits and the reimbursements or benefits that the Eligible Employee receives in one taxable year shall not affect the amount of reimbursements or benefits that the Eligible Employee receives in any other taxable year.
2.3.7 Estate and Financial Planning Extension
If the Eligible Employee was eligible to participate in the Estate and Financial Planning Program of an Employer at any point during the 12 months preceding the Eligible Employee’s Termination Date, the Eligible Employee will be eligible to participate in the program during the one-year period commencing on the Eligible Employee’s Termination Date. Notwithstanding the above, if after receiving one additional year of age and service credit, the Eligible Employee is at least age 55 with at least five years of service or has at least 68 total points of age plus years of service (in each case, as years of service are determined for vesting purposes under the Executive Retirement Plan) as of the Eligible Employee’s Termination Date, then the normal terms of the Estate and Financial Planning Program for retirement will apply with respect to the Eligible Employee. Notwithstanding the foregoing, to the extent any reimbursement of estate and financial planning costs or provision of estate and financial planning services is taxable to the Eligible Employee and provides for a deferral of compensation within the meaning of Section 409A of the Code, such reimbursements or services provided will be subject to the following conditions: (1) the amount of expense eligible for reimbursement or services provided during the Eligible Employee’s taxable year does not affect the expenses eligible for reimbursement or services provided in any other taxable year, (2) the reimbursement of an eligible expense is made on or before the last day of the Eligible Employee’s taxable year following the taxable year in which the expense was incurred, and (3) the right to reimbursement or the provision of services is not subject to liquidation or exchange for another benefit.

2.4 Change in Control Severance Benefits
If an Eligible Employee incurs a Qualifying Termination Event, the Eligible Employee shall be entitled to the benefits described in Sections 2.3.1 through 2.3.7 above, subject to the following subsections of this Section 2.4.
2.4.1 Senior Officer Enhanced Benefit
If the Eligible Employee was a Senior Vice President or an officer of higher rank within the 12-month period preceding his or her Termination Date but is not covered by Section 2.4.2, then the Eligible Employee will be entitled to the benefit modifications described in this Section 2.4.1. “Two times” will be substituted for “one times” in Section 2.3.1, including for purposes of determining the Eligible Employee’s benefit under Section 2.3.1(c). “Two-year period” will be substituted for “one-year period” in Sections 2.3.3, 2.3.4, and 2.3.7. “$30,000” will be substituted for “$20,000” in Section 2.3.5. Benefits under Section 2.3.2 will be extended to the maximum period permitted under COBRA.
2.4.2 Certain Additional Enhanced Benefits
If the Eligible Employee was the Chief Executive Officer of EIX, Southern California Edison, Edison Mission Group, or the General Counsel or Chief Financial Officer of EIX within the 12-month period preceding his or her Termination Date, then the Eligible Employee will be entitled to the benefit modifications described in this Section 2.4.2. “Three times” will be substituted for “one times” in Section 2.3.1, including for purposes of determining the Eligible Employee’s benefit under Section 2.3.1(c). “Three-year period” will be substituted for “one-year period” in Sections 2.3.3, 2.3.4 and 2.3.7. “$50,000” will be substituted for “$20,000” in Section 2.3.5. Benefits under Section 2.3.2 will be extended to the maximum period permitted under COBRA.
2.5 Termination for Other Reasons
Except as expressly provided below, EIX and an Eligible Employee’s Employer shall have no obligations (or no further obligations, as the case may be) to the Eligible Employee under this Plan if:
(a) the Eligible Employee’s employment is terminated by his or her Employer for Cause;
(b) the Eligible Employee terminates his or her employment with his or her Employer during a Protected Period other than for Good Reason;
(c) the Eligible Employee’s employment by his or her Employer terminates due to the Eligible Employee’s Disability or death;
(d) the Eligible Employee terminates his or her employment with his or her Employer for any reason if the termination occurs outside of a Protected Period; or
(e) the Eligible Employee is employed by an Employer that is sold, spun off, or liquidated and the Eligible Employee is no longer covered by this Plan as provided in Section 8.2 or the Eligible Employee does not timely comply with Section 10.1. Notwithstanding anything else contained herein to the contrary, a termination of an Eligible Employee’s employment on account of the Eligible Employee reaching mandatory retirement age, as such age may be defined from time to time in policies adopted by EIX or his or her Employer prior to the commencement of the Protected Period, to the extent such policies are applicable to the Eligible Employee immediately prior to the commencement of the Protected Period and to the extent such policies are consistent with applicable law, shall not entitle the Eligible Employee to the benefits described in Section 2.3 and shall not be a Qualifying Termination Event unless the Eligible Employee was otherwise able to terminate employment for Good Reason immediately prior to his or her retirement and his or her retirement occurred during a Protected Period.
2.6 Notice of Termination
Any termination of an Eligible Employee’s employment by his or her Employer for Cause or by an Eligible Employee for Good Reason shall be communicated by Notice of Termination. For purposes of this Plan, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Eligible Employee’s employment under the provision so indicated. The Notice of Termination shall be effective on the date specified in Section 10.7 of this Plan.
ARTICLE 3
TAXES
EIX and/or the Eligible Employee’s Employer, as applicable, has the right to withhold from any amount otherwise payable to an Eligible Employee under or pursuant to this Plan the amount of any taxes that EIX or such Employer may legally be required to withhold with respect to such payment (including, without limitation, any United States Federal taxes, and any other state, city, or local taxes). In the event that tax withholding is required with respect to amounts or benefits payable or deliverable by EIX or the Eligible Employee’s Employer to an Eligible Employee and EIX or the Employer cannot satisfy its tax withholding obligations in the manner described in the preceding sentence, EIX or the Employer may require the Eligible Employee to pay or provide for the payment of such required tax withholding as a condition to the payment or delivery of such amounts or benefits. Each Eligible Employee, former Eligible Employee and Beneficiary shall be solely responsible for all income and employment taxes arising in connection with participation in this Plan or benefits hereunder.
ARTICLE 4
EXCISE TAX GROSS-UP
4.1 Gross-Up Payment
In the event it is determined (pursuant to Section 4.2) or finally determined (as defined in Section 4.3(c)) that any payment, distribution, transfer, or benefit by an Eligible Employee’s Employer, or a direct or indirect subsidiary or affiliate of that Employer, to or for the benefit of the Eligible Employee or the Eligible Employee’s dependents, heirs or beneficiaries (whether such payment, distribution, transfer, benefit or other event occurs pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Article 6) (each a “Payment” and collectively the “Payments”) is subject to the excise tax imposed by Section 4999 of the Code, and any successor provision or any comparable provision of state or local income tax law (collectively, “Section 4999”), or any interest, penalty or addition to tax is incurred by the Eligible Employee with respect to such excise tax (such excise tax, together with any such interest, penalty, and addition to tax, hereinafter collectively referred to as the “Excise Tax”), then the Eligible Employee’s Employer shall pay to the Eligible Employee (or to the applicable taxing authority on the Eligible Employee’s behalf) an additional cash payment (hereinafter referred to as the “Gross-Up Payment”) equal to an amount such that after payment by the Eligible Employee of all taxes, interest, penalties, additions to tax and costs imposed or incurred with respect to the Gross-Up Payment (including, without limitation, any income and excise taxes imposed upon the Gross-Up Payment), the Eligible Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payment or Payments. This provision is intended to put the Eligible Employee in the same position as the Eligible Employee would have been had no Excise Tax been imposed upon or incurred as a result of any Payment. Any payment under this Section 4.1 shall be paid to the Eligible Employee by the end of the Eligible Employee’s taxable year following the taxable year in which the Eligible Employee pays the related taxes.
4.2 Determination of Gross-Up
(a) Except as provided in Section 4.3, the determination that a Payment is subject to an Excise Tax shall be made in writing by the principal certified public accounting firm then retained by EIX to audit its annual financial statements (the “Accounting Firm”). Such determination shall include the amount of the Gross-Up Payment and detailed computations thereof, including any assumptions used in such computations. Any determination by the Accounting Firm will be binding on EIX, the Eligible Employee’s Employer and the Eligible Employee.
(b) For purposes of determining the amount of the Gross-Up Payment, the Eligible Employee shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made. Such highest marginal rate shall take into account the loss of itemized deductions by the Eligible Employee and shall also include the Eligible Employee’s share of the hospital insurance portion of FICA and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Eligible Employee’s residence on the date of his or her Qualifying Termination Event, net of the maximum reduction in Federal income taxes that could be obtained from the deduction of such state and local taxes.
4.3 Notification
(a) The Eligible Employee shall notify EIX and his or her Employer (if other than EIX) in writing of any claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the “Taxing Authority”) that, if successful, would require the payment by the Eligible Employee’s Employer of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 days after the Eligible Employee receives written notice of such claim and shall apprise EIX and his or her Employer of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that failure by the Eligible Employee to give such notice within such 30-day period shall not result in a waiver or forfeiture of any of the Eligible Employee’s rights under this

Article 4 except to the extent of actual damages suffered by EIX or the Eligible Employee’s Employer as a result of such failure. The Eligible Employee shall not pay such claim prior to the expiration of the 15-day period following the date on which the Eligible Employee gives such notice to EIX and his or her Employer (or such shorter period ending on the date that any payment of taxes, interest, penalties or additions to tax with respect to such claim is due). If EIX or the Eligible Employee’s Employer notifies the Eligible Employee in writing prior to the expiration of such 15-day period (regardless of whether such claim was earlier paid as contemplated by the preceding parenthetical) that it desires to contest such claim, the Eligible Employee shall:
(1) give EIX and the Eligible Employee’s Employer any information reasonably requested by EIX or the Eligible Employee’s Employer relating to such claim;
(2) take such action in connection with contesting such claim as EIX or the Eligible Employee’s Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by EIX or the Eligible Employee’s Employer;
(3) cooperate with EIX and the Eligible Employee’s Employer in good faith in order effectively to contest such claim; and
(4) permit EIX and the Eligible Employee’s Employer to participate in any proceedings relating to such claim; provided, however, that the Eligible Employee’s Employer shall bear and pay directly all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold the Eligible Employee harmless, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification. Any payments required by this Section 4.3(a)(4) shall be paid by the end of the Eligible Employee’s taxable year following taxable year in which the proceedings are “finally determined” as provided for in Section 4.3(d).
(b) Without limitation on the foregoing provisions of this Section 4.3, and to the extent its actions do not unreasonably interfere with or prejudice the Eligible Employee’s disputes with the Taxing Authority as to other issues, EIX and the Eligible Employee’s Employer shall control all proceedings taken in connection with such contest and, in its or their reasonable discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its or in their sole option, either direct the Eligible Employee to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and the Eligible Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as EIX or the Eligible Employee’s Employer shall determine; provided, that any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to tax for the taxable year of the Eligible Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided, further, that any settlement of any claim shall be reasonably acceptable to the Eligible Employee, and EIX’s and the Eligible Employee’s Employer’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Eligible Employee shall be entitled to settle or contest, as the case may be, any other issue.
(c) If, after receipt by the Eligible Employee of a reimbursement amount paid by the Eligible Employee’s Employer pursuant to this Article 4, the Eligible Employee receives any refund with respect to such claim, the Eligible Employee shall (subject to the Eligible Employee’s Employer’s complying with the requirements of this Article 4) promptly pay to the Eligible Employee’s Employer an amount equal to such refund (together with any interest paid or credited thereof after taxes applicable thereto), net of any taxes (including, without limitation, any income or excise taxes), interest, penalties or additions to tax and any other costs incurred by the Eligible Employee in connection with such advance, after giving effect to such repayment.
(d) For purposes of this Article 4, whether the Excise Tax is applicable to a Payment shall be deemed to be “finally determined” upon the earliest of:
(1) the expiration of the 15-day period referred to in Section 4.3(a) if EIX or the Eligible Employee’s Employer has not notified the Eligible Employee that it intends to contest the underlying claim,
(2) the expiration of any period following which no right of appeal exists,
(3) the date upon which a closing agreement or similar agreement with respect to the claim is executed by the Eligible Employee and the Taxing Authority (which agreement may be executed only in compliance with this section), or
(4) the receipt by the Eligible Employee of notice from EIX or the Eligible Employee’s Employer that it no longer seeks to pursue a contest (which shall be deemed received if EIX or the Eligible Employee’s Employer does not, within 15 days following receipt of a written inquiry from the Eligible Employee, affirmatively indicate in writing to the Eligible Employee that EIX or the Eligible Employee’s Employer intends to continue to pursue such contest).
4.4 Underpayment and Overpayment
It is possible that no Gross-Up Payment will initially be made but that a Gross-Up Payment should have been made, or that a Gross-Up Payment will initially be made in an amount that is less than what should have been made (either of such events is referred to as an “Underpayment”). It is also possible that a Gross-Up Payment will initially be made in an amount that is greater than what should have been made (an “Overpayment”). The determination of any Underpayment or Overpayment shall be made by the Accounting Firm in accordance with Section 4.2. In the event of an Underpayment, the amount of any such Underpayment shall be paid to the Eligible Employee as an additional Gross-Up Payment. In the event of an Overpayment, the Eligible Employee shall repay the amount of such Overpayment to the Employer with interest at the applicable Federal rate provided for in Section 1274(d) of the Code from the date of the Overpayment to the date of the repayment of such amount. In such case, the amount of the repayment obligation shall be subject to reduction to the extent necessary to put the Eligible Employee in the same after-tax position as if such Overpayment were never made. The amount of any such reduction to the repayment obligation shall be determined by the

Accounting Firm in accordance with the principles set forth in Section 4.2. The Eligible Employee shall repay the amount of the Overpayment (after reduction, if any, and with interest as provided above) to the Eligible Employee’s Employer as soon as administratively practicable after EIX or the Eligible Employee’s Employer notifies the Eligible Employee of (a) the Accounting Firm’s determination that an Overpayment was made and (b) the amount to be repaid.
ARTICLE 5
BENEFICIARY DESIGNATION
The Eligible Employee will have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan will be made in the event of the Eligible Employee’s death. The Beneficiary designation will be effective when it is submitted in writing to the Administrator during the Eligible Employee’s lifetime on a form prescribed by the Administrator.
The submission of a new Beneficiary designation will cancel all prior Beneficiary designations. Any finalized divorce or marriage of an Eligible Employee subsequent to the date of a Beneficiary designation will revoke such designation, unless in the case of divorce the previous spouse was not designated as a Beneficiary, and unless in the case of marriage the Eligible Employee’s new spouse has previously been designated as Beneficiary. The spouse of a married Eligible Employee must consent in writing to any designation of a Beneficiary other than the spouse.
If an Eligible Employee fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Eligible Employee, then the Administrator will direct the distribution of the benefits to the Eligible Employee’s estate. If a primary Beneficiary dies after commencement of payments to the Beneficiary but prior to completion of benefits under this Plan, and no contingent Beneficiary has been designated by the Eligible Employee, any remaining payments will be paid to the primary Beneficiary’s Beneficiary, if one has been designated, or to the Beneficiary’s estate.
ARTICLE 6
CONDITIONS RELATED TO BENEFITS
6.1 Nonassignability
The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or any manner whatsoever. These benefits will be exempt from the claims of creditors of any Eligible Employee or other claimants and from all orders, decrees, levies, garnishment or executions against any Eligible Employee to the fullest extent allowed by law.
6.2 No Right to Assets
The benefits paid under the Plan will be paid from the general funds of the Employer who last employs the Eligible Employee immediately prior to the time that the Eligible Employee becomes entitled to benefits hereunder, and the Eligible Employee and any Beneficiary will be no more than unsecured general creditors of the Employer with no special or prior right to any assets of the Employer for payment of any obligations hereunder. Neither the Eligible Employee nor the Beneficiary will have a claim to benefits from any other Affiliate.
6.3 Payment of Obligations Absolute
Subject to the Eligible Employee’s timely compliance with Section 10.1 and the agreement contemplated thereby, each Employer’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Employer may have against the Eligible Employee or anyone else. Each and every payment made hereunder by an Employer shall be final, and the Employer shall not seek to recover all or any part of such payment from the Eligible Employee or from whomsoever may be entitled thereto, for any reasons whatsoever, except as otherwise provided in Article 4 or Article 8 and subject to the Eligible Employee’s timely compliance with Section 10.1 and the agreement contemplated thereby. Eligible Employees shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of an Employer’s obligations to make the payments and arrangements required to be made under this Plan except as provided in Section 2.3.2(b).
6.4 Other Benefit Plans
All payments, benefits and amounts provided under this Plan shall be in addition to and not in substitution for any pension rights under EIX’s or other Employer’s tax-qualified pension plans in which the Eligible Employee participates, and any disability, workers’ compensation or EIX or other Employer benefit plan distribution that an Eligible Employee is entitled to, under the terms of any such plan, at the time his or her employment by his or her Employer terminates. Notwithstanding the foregoing, this Plan shall not create an inference that any duplicate payments shall be required, and notwithstanding anything else contained herein to the contrary, any severance benefits otherwise payable or deliverable under this Plan to a Participant shall be offset or reduced by the amount of severance benefits payable or deliverable to the Participant under any other plan, program, or agreement of or with EIX, the Participant’s Employer, or their respective Affiliates. Payments received by a person under this Plan shall not be deemed a part of the person’s compensation for purposes of determining the person’s benefits under any employee welfare, pension or other benefit plan or arrangement, if any, provided by an Employer, except where explicitly provided under the terms of such plan or arrangement.
6.5 Incapacity
If any person entitled to payments under this Plan is incapacitated and unable to use such payments in his or her own best interest, EIX may direct that payments (or any portion) be made to that person’s legal guardian or conservator, or that person’s spouse, as an alternative to payment to the person unable to use the payments. EIX will have no obligation to supervise the use of such payments, and court-appointed guardianship or conservatorship may be required.

6.6 Six Month Delay
Notwithstanding any other provisions of the plan, any payment or benefit otherwise required to be made after an Eligible Employee’s Separation from Service that the Employer reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code shall not be paid until the earlier of (1) six months after the date of the Eligible Employee’s Separation from Service or (2) the Eligible Employee’s death.
6.7 Termination of Employment
Notwithstanding anything else contained herein to the contrary, a Participant shall not be deemed to have terminated employment or had a Separation from Service if his or her employment by an Employer terminates but he or she continues as an employee of another Affiliate.
6.8 Re-Employment
Notwithstanding anything else contained herein to the contrary, a Participant shall have no right to severance benefits hereunder (pursuant to Sections 2.3 or 2.4 or otherwise) with respect to a termination of his or her employment if, in connection with such termination, he or she is otherwise entitled to severance benefits under this Plan but, prior to the payment or delivery (or commencement of payment or delivery, as the case may be) of such benefits, the Participant becomes re-employed by his or her Employer or by another Affiliate. Notwithstanding anything else contained herein to the contrary, a Participant’s right to continuing or additional benefits under this Plan (including any right to continue participating in or receive benefits under a plan as provided for in Section 2.3) shall automatically terminate (but the Participant shall have no obligation to re-pay benefits previously paid) if the Participant becomes re-employed by his or her Employer or by another Affiliate. If a Participant is re-employed and his or her employment is subsequently terminated and the Participant again becomes entitled to severance benefits under the terms of this Plan in connection with such later termination of employment, the amount of cash severance payments otherwise payable to the Participant pursuant to Section 2.3.1 in connection with such later termination of employment shall be reduced by the amount of any severance payments paid under this Plan to the Participant within the 24 months prior to such later termination of employment in connection with any prior termination of his or her employment.
ARTICLE 7
CLAIMS AND REVIEW PROCEDURES
7.1 Claims Procedures
(a) The Administrator will notify an Eligible Employee or his or her Beneficiary (or person submitting a claim on behalf of an Eligible Employee or Beneficiary) (a “claimant”) in writing, within 90 days after his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Plan. If the Administrator determines that a claimant is not eligible for benefits or full benefits, the notice will set forth (1) the specific reasons for the denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the claimant wishes to have the claim reviewed. If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Administrator will notify the claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period.
(b) If a claimant is determined by the Administrator not to be eligible for benefits, or if the claimant believes that he or she is entitled to greater or different benefits, the claimant will have the opportunity to have the claim reviewed by the Administrator by filing a petition for review with the Administrator within 60 days after receipt of the notice issued by the Administrator. Said petition will state the specific reasons which the claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Administrator of the petition, the Administrator will afford the claimant (and counsel, if any) an opportunity to present his or her position to the Administrator in writing, and the claimant (or counsel) will have the right to review the pertinent documents. The Administrator will notify the claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the claimant and the specific provisions of the Plan on which the decision is based. If, due to special circumstances (for example, because of the need for a hearing), the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Administrator, but notice of this deferral will be given to the claimant. In the event of the death of the Eligible Employee, the same procedures will apply to the Eligible Employee’s Beneficiaries.
7.2 Dispute Arbitration
(a) Notwithstanding the foregoing, and because it is agreed that time will be of the essence in determining whether any payments are due to the claimant under the Plan, a claimant may, if he or she desires, submit any claim for payment under the Plan to arbitration. This right to select arbitration will be solely that of the claimant and the claimant may decide whether or not to arbitrate in his or her discretion. The “right to select arbitration” is not mandatory on the claimant, and the claimant may choose in lieu thereof to bring an action in an appropriate civil court. Once an arbitration is commenced, however, it may not be discontinued without the mutual consent of both parties to the arbitration. During the lifetime of the Eligible Employee only he or she can use the arbitration procedure set forth in this section.
(b) Any claim for arbitration may be submitted as follows: if a claimant has submitted a request to be paid under the Plan and the claim is finally denied by the Administrator in whole or in part, the claim may be filed in writing with an arbitrator of the claimant’s choice who is selected by the method described in the next four sentences. The first step of the selection will consist of the claimant submitting a list of five potential arbitrators to the Administrator. Each of the five arbitrators must be either (1) a member of the National Academy of Arbitrators located in the State of California or (2) a retired California Superior Court or Appellate Court judge. Within one week after receipt of the list, the Administrator will select one of the five arbitrators as the arbitrator for the dispute in question. If the Administrator fails to select an arbitrator within one week after receipt of the list, the claimant will then designate one of the five arbitrators for the dispute in question.

(c) The arbitration hearing will be held within seven days (or as soon thereafter as possible) after the picking of the arbitrator. No continuance of said hearing will be allowed without the mutual consent of the claimant and the Administrator. Absence from or nonparticipation at the hearing by either party will not prevent the issuance of an award. Hearing procedures which will expedite the hearing may be ordered at the arbitrator’s discretion, and the arbitrator may close the hearing in his or her sole discretion when he or she decides he or she has heard sufficient evidence to satisfy issuance of an award.
(d) The arbitrator’s award will be rendered as expeditiously as possible and in no event later than one week after the close of the hearing.
(e) In the event the arbitrator finds that the Administrator or the Employer has breached the terms of the Plan, he or she will order the Employer to pay to the claimant within two business days after the decision is rendered the amount then due the claimant, plus, notwithstanding anything to the contrary in the Plan, an additional amount equal to 20% of the amount actually in dispute. The award of the arbitrator will be final and binding upon the Parties.
(f) The award may be enforced in any appropriate court as soon as possible after its rendition. The Administrator will be considered the prevailing party in a dispute if the arbitrator determines (1) that neither the Administrator nor the Employer has breached the terms of the Plan and (2) the claim by the claimant was not made in good faith. Otherwise, the claimant will be considered the prevailing party. In the event that the Administrator is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (excluding any attorneys’ fees incurred by the Administrator) including the fees of a stenographic reporter, if employed, will be paid by the losing party. In the event that the claimant is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (including all attorneys’ fees incurred by the claimant in pursuing his or her claim and the fees of a stenographic reporter, if employed) will be paid by the Employer by March 15 of the year following the year in which the arbitrator determines who is the prevailing party.
ARTICLE 8
SUCCESSORS AND ASSIGNMENT
8.1 Successors to an Employer
Subject to Section 8.2, each Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Employer or of any division or subsidiary thereof (the business and/or assets of which constitute at least fifty percent (50%) of the total business and/or assets of the Employer) to expressly assume and agree to perform the Employer’s obligations under this Plan in the same manner and to the same extent that the Employer would be required to perform them if such succession had not taken place.
8.2 Sale, Spin-Off, or Liquidation of an Employer
Except as provided in the following two sentences, if EIX sells (regardless of whether pursuant to a stock sale or sale of all or substantially all of the business and/or assets of the Employer), spins-off or liquidates an Employer (other than EIX), this Plan shall be deemed to have been terminated as to all Eligible Employees employed by that Employer and such Eligible Employees shall have no further rights under this Plan and shall have no right to any payment or benefits under this Plan in respect of such termination. If such a sale, spin-off or liquidation occurs after a Potential Change in Control has occurred (and the Board has not declared in good faith that the circumstances giving rise to the Potential Change in Control will not result in an actual Change in Control) or during a Protected Period, the preceding sentence shall not apply with respect to any Eligible Employee who was employed immediately prior to the Potential Change in Control or start of the Protected Period, as applicable, by EIX or an Employer other than the Employer that is sold, spun off, or liquidated. The first sentence of this Section 8.2 will not apply to an Eligible Employee if (i) the Employer has entered a written agreement with the Eligible Employee, (ii) the agreement has been approved by an officer of EIX, (iii) the agreement provides specific conditions under which the Eligible Employee will eligible for the benefits described in Section 2.3 in connection with the sale or spin-off of the Employer, and (iv) those conditions are met.
ARTICLE 9
ADMINISTRATION OF THE PLAN
9.1 Administrator Action
The Administrator shall act at meetings by affirmative vote of a majority of the members of the Administrator. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Administrator and such written consent is filed with the minutes of the proceedings of the Administrator. A member of the Administrator shall not vote or act upon any matter which relates solely to himself or herself as an Eligible Employee. The Chairman or any other member or members of the Administrator designated by the Chairman may execute any certificate or other written direction on behalf of the Administrator.
9.2 Powers and Duties of the Administrator
The Administrator shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the power and authority to do the following:
(a) To determine eligibility for and participation in this Plan;
(b) To construe and interpret the terms and provisions of this Plan;
(c) To compute and certify to the amount and kind of benefits payable to Eligible Employees and their Beneficiaries, and to determine the amount of withholding taxes to be deducted pursuant to Article 3;
(d) To maintain all records that may be necessary for the administration of this Plan;
(e) To provide for the disclosure of all information and the filing or provision of all reports and statements to Eligible Employees, Beneficiaries or governmental agencies as shall be required by law;

(f) To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan as are not inconsistent with the terms hereof; and
(g) To appoint a plan administrator or any other agent (which may include, without limitation, one or more employees of EIX), and to delegate to them such powers and duties in connection with the administration of this Plan as the Administrator may from time to time prescribe.
9.3 Plan Interpretation
The Administrator will administer the Plan and interpret, construe and apply its provisions in accordance with its terms and will provide direction and oversight as necessary to management, staff, or contractors to whom day-to-day Plan operations may be delegated. The Administrator will establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. All decisions of the Administrator will be final and binding.
9.4 Information
To enable the Administrator to perform its functions, each Employer shall supply full and timely information to the Administrator on all matters relating to the compensation of all Eligible Employees, their death or other cause of termination, and such other pertinent facts as the Administrator may require.
9.5 Compensation, Expenses and Indemnity
The members of the Administrator shall serve without additional compensation for their services hereunder beyond that which they are entitled as authorized by the Board. The Administrator is authorized at the expense of EIX to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. EIX shall pay expenses and fees in connection with the administration of this Plan. To the extent permitted by applicable law, EIX shall indemnify and save harmless the Administrator and each member thereof, the Board and each member thereof, and delegates of the Administrator who are employees of EIX against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to this Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by EIX or provided by EIX under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.
ARTICLE 10
MISCELLANEOUS
10.1 Release and Agreement
Notwithstanding anything else contained herein to the contrary, each Employer’s obligation to pay benefits to an Eligible Employee is subject to the condition precedent that the Eligible Employee execute a valid and effective Severance Agreement in the form attached hereto as Exhibit A (or such other form, which is substantially the same as the form attached hereto as Exhibit A, as the Administrator may require) and such executed agreement is received by EIX and the Eligible Employee’s Employer no later than 60 days after the Eligible Employee’s Termination Date and is not revoked by the Eligible Employee or otherwise rendered unenforceable by the Eligible Employee. The date the Eligible Employee executes the Severance Agreement shall have no effect on the timing of such benefits to be paid or provided under the Plan, which timing shall be governed by Section 2.3
10.2 Term of the Plan
(a) This Plan will commence on the Effective Date and shall continue in effect through December 31, 2009. However, at the end of such initial period and, if extended, at the end of each additional year thereafter, the term of this Plan shall be extended automatically for one additional year, unless the Administrator (or the Board) delivers written notice at least six months prior to the end of such term, or extended term, to each Eligible Employee that this Plan will not be extended, and if such notice is timely given this Plan will terminate at the end of the term then in progress; provided, however, that this provision for automatic extension shall have no application following a Potential Change in Control (unless and until the Board declares in good faith that the circumstances giving rise to the Potential Change in Control will not result in an actual Change in Control) or a Change in Control, in which case the provisions of Section 10.2(b) or Section 10.2(c), respectively, shall apply.
(b) If a Potential Change in Control occurs, the Administrator (or the Board) may not give notice that the term of this Plan will not be extended, or will not be further extended, as the case may be, unless and until the Board declares in good faith that the circumstances giving rise to the Potential Change in Control will not result in an actual Change in Control or an actual Change in Control occurs.
(c) In the event a Change in Control occurs during the initial or any extended term, this Plan will remain in effect for the longer of:
(1) twenty-four months beyond the month in which such Change in Control occurred; or
(2) as to any Eligible Employee who incurs a Qualifying Termination Event, until all obligations of each Employer hereunder to that Eligible Employee have been fulfilled. Any subsequent Change in Control (“Subsequent Change in Control”) that occurs during the initial or any extended term shall also continue the term of this Plan until the later of:
(i) twenty-four months beyond the month in which such Subsequent Change in Control occurred; or
(ii) as to any Eligible Employee who incurs a Qualifying Termination Event, until all obligations of each Employer hereunder have been fulfilled to that Eligible Employee; provided, however, that if a Subsequent Change in Control occurs, it shall only be considered a Change in Control under this Plan if it occurs no later than twenty-four months after the immediately preceding Change in Control or Subsequent Change in Control.

(d) The foregoing provisions of this Section 10.2 are subject to the provisions of Section 8.2 as to any Eligible Employee that is employed by an Employer that is sold or spun-off by EIX.
10.3 Employment Status
Except as may be provided under any other written agreement between an Eligible Employee and his or her Employer, the employment of the Eligible Employee by his or her Employer is “at will,” and may be terminated by either the Eligible Employee or the Employer at any time, subject to applicable law. Payments made under this Plan shall not give any person the right to any benefits provided to persons retained in an Employer’s employ (such as, without limitation, health and dental benefits). Except as may otherwise be required by law or set forth specifically in such plans or as otherwise expressly provided in this Plan, such benefits shall terminate as of the date the Eligible Employee’s employment by an Employer terminates.
10.4 Gender, Singular and Plural
All pronouns and variations thereof will be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.
10.5 Validity
If any provision of the Plan is held invalid, void or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provisions of the Plan.
10.6 Modification
The Administrator or the Board may from time to time amend this Plan in any way it determines to be advisable; provided, however, that no such amendment shall be effective without the consent of each affected Eligible Employee (or the Eligible Employee’s legal representative) if it is adopted (a) after a Potential Change in Control (unless and until the Board determines in good faith that the circumstances giving rise to the Potential Change in Control will not result in an actual Change in Control or an actual Change in Control occurs), or (b) during a Protected Period. No provision of this Plan may be waived unless as to an Eligible Employee such waiver is agreed to in writing and signed by the Eligible Employee (or the Eligible Employee’s legal representative) and by an authorized member of the Administrator (or the Board) or its designee or legal representative.
10.7 Notice
For purposes of this Plan, notices, including Notice of Termination, and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered or on the date stamped as received by the U.S. Postal Service for delivery by certified or registered mail, postage prepaid and addressed:
(a) if to the Eligible Employee, to his or her latest address as reflected on the records of EIX or his or her Employer, and

(b) if to an Employer, to the attention of EIX’s Corporate Secretary at the address of EIX’s principal executive offices; or to such other address as either party may furnish to the other in writing for the delivery of notices to that party, with specific reference to this Plan and the importance of the notice, except that a notice of change of address shall be effective only upon receipt by the other party.
10.8 Applicable Law
The Plan will be governed and construed in accordance with the laws of California except where the laws of California are preempted by ERISA.
10.9 WARN Act
Benefits payable under this Plan are intended to satisfy, where applicable, any EIX or other Employer’s obligations under the Federal Worker Adjustment and Retraining Notification Act and any similar obligations that EIX or any other Employer may have under any successor or other severance pay statute.
10.10 Statutes and Regulations
Any reference to a statute or regulation herein shall include any successor to such statute or regulation.
IN WITNESS WHEREOF, EIX has caused its duly authorized officer to execute this restatement of the Plan effective December 31, 2008.

EDISON INTERNATIONAL
/s/ Diane L. Featherstone
Diane L. Featherstone

EXHIBIT A
SEVERANCE AGREEMENT
          This Severance Agreement (this “Agreement”), made this ___ day of ___, ___(the “Termination Date”), by and between ___, an individual (the “Individual”), and Edison International, a California corporation (the “Company”), is a severance agreement that includes a release, a confidentiality agreement, and an agreement not to solicit employees or customers, and certain other terms and conditions.
RECITALS
          A. The Individual and the Company desire to terminate the Individual’s employment by the Company and/or one or more of its current or former subsidiaries or affiliates (collectively, the Company and its current or former subsidiaries and affiliates are referred to herein as the “Company Group”).
          B. The Individual and the Company further desire to resolve all pending and potential actions and issues between the Individual and each member of the Company Group without the further expenditure of time and expense of litigation and, for that reason, have entered into this Agreement.
          C. The Company maintains the Edison International 2008 Executive Severance Plan (the “Plan”). The Company’s (and/or another member of the Company Group’s) obligation to pay severance benefits to the Individual under and in accordance with the terms of the Plan, which benefits are summarized and attached to this Agreement as Exhibit A (the “Severance Benefits”), is subject to the condition precedent that the Company timely receive this Agreement from the Individual and that the Individual does not revoke or otherwise render this Agreement unenforceable.
AGREEMENT
          In consideration of the covenants undertaken and the releases contained in this Agreement, and the Individual’s right to receive the Severance Benefits, the Individual and the Company agree as follows:
          1. Termination of Employment
          The Individual and the Company agree that the Individual’s employment by the Company and/or one or more of the other members of the Company Group shall be, and it hereby is, terminated. Accordingly, the Individual hereby resigns any and all of his or her positions, offices, and/or directorships with each entity in the Company Group and any employment agreement(s) between the Individual and one or more members of the Company Group be, and they hereby are, terminated.

          2. Severance Benefit
          The Company and/or the appropriate member of the Company Group will pay to the Individual the Severance Benefits in accordance with the terms of the Plan.
          3. Release by the Individual
          Except for those obligations created by or arising out of this Agreement, the Individual on behalf of himself or herself, his or her descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company, its parent (if any), the Company’s subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he or she now owns or holds or he or she has at any time heretofore owned or held or may in the future hold as against said Releasees, arising out of or in any way connected with the Individual’s employment relationship with any member of the Company Group, or the termination of his or her employment or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement including, without limiting the generality of the foregoing, any claim under Section 1981 of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, any other claim under any other federal, state or local law or regulation, and any other claim for severance pay, bonus or incentive pay, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, medical expenses, or disability (except vested benefits that the Individual may be entitled to receive under and in accordance with the terms of the Plan, as such benefits are outlined in Exhibit A hereto, or vested benefits that the Individual may be entitled to receive under and in accordance with the terms of the [Company to list any other plans in which the Individual has a vested right to receive benefits following the Termination Date]). Exhibit A is incorporated herein by this reference.
          4. Known and Unknown Claims
          It is the intention of the Individual and the Company in executing this instrument that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, the Individual hereby expressly waives any and all rights and benefits conferred upon him or her by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” The Individual acknowledges that he or she may hereafter discover claims or facts in addition to or different from those which he or she now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, the Individual hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. The Individual acknowledges that he or she understands the significance and consequence of such release and such specific waiver of SECTION 1542.
          5. Other Waiver by the Individual
          The Individual expressly acknowledges and agrees that, by entering into this Agreement, he or she is waiving any and all rights or claims that he or she may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement.
          6. Confidentiality
          The Individual represents and covenants that he or she has not previously and that he or she will not at any time, unless compelled by lawful process, disclose or use for his or her own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of any member of the Company Group; provided that the foregoing shall not apply to information which is generally known to the industry or the public other than as a result of the Individual’s breach of this covenant. The Individual agrees that he or she will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of any entity within the Company Group, except that he or she may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. The Individual further agrees that he or she will not retain or use for his or her account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of any entity within the Company Group.
          7. No Solicitation
          The Individual represents and covenants that he or she has not previously and that during the period commencing on the date hereof and ending on the second anniversary of the date hereof (the “Limitation Period”) he or she will not influence or attempt to influence customers of any entity within the Company Group (as it may now or in the future be composed), either directly or indirectly, to divert their business away from the Company Group to any individual, partnership, firm, corporation or other entity then in competition with the business of any entity within the Company Group. The Individual represents and covenants that he or she has not previously and that he or she will not at any time during the Limitation Period directly or indirectly solicit any person who is then, or at any time within six months prior thereto was, an employee of an entity within the Company Group who earned annually $25,000 or more as an employee of such entity during the last six months of his or her own employment to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of any entity within the Company Group.
          8. Representations by the Individual
          The Individual further expressly acknowledges, represents, and agrees that:
          a. He or she was not otherwise entitled to the Severance Benefits (in the event that the Individual is entitled to severance benefits under any federal or state law, the Individual acknowledges, represents and agrees that he or she was not otherwise entitled the level of Severance Benefits being offered and that such benefits exceed the minimum required statutory level of benefits that he or she may have otherwise been entitled to);
          b. His or her right to receive the Severance Benefits is consideration for his or her agreements herein and the Severance Benefits (to the extent that they exceed any minimum required statutory level of benefits) would not be paid if he or she did not execute and deliver this Agreement;
          c. The restrictions on him or her which are set forth in Sections 6 and 7 are reasonable;
          d. He or she was orally advised by the Company and is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;
          e. He or she was given a copy of this Agreement on the Termination Date, and informed that he or she had up to forty-five (45) days within which to consider the Agreement;
          f. He or she was informed that he or she has seven (7) days following the date of execution of the Agreement in which to revoke the Agreement; and g. He or she has had the opportunity to consult with his or her advisors and attorneys regarding this Agreement (including, without limitation, its terms, conditions, and effects) and represents that he or she has so consulted with such advisors and attorneys.
          9. Confidentiality of the Agreement
          The parties agree that the terms and conditions of this Agreement shall remain confidential as between the parties and they shall not, except as required by law, disclose them to any other person other than family members, and legal and financial advisors. Without limiting the generality of the foregoing, the parties will not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning, or in any way relating to, execution of this Agreement or the events (including any negotiations) which led to the termination of the Individual’s employment. Without limiting the generality of the foregoing, the

Individual specifically agrees that he or she shall not disclose information regarding this Agreement or the termination of his or her employment to any current or former employee of any entity in the Company Group (other than the Company’s executive officers), except to the extent required by law or authorized in writing by the Company’s General Counsel. The Individual hereby agrees that disclosure by him or her of any of the terms and conditions of this Agreement in violation of the foregoing shall constitute and be treated as a material breach of this Agreement.
          10. No Prior Assignment or Transfer
          The Individual warrants and represents to the Company that he or she has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and he or she shall defend, indemnify and hold harmless the Releasees from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.
          11. No Further Employment Rights
          The Individual and the Company acknowledge that any employment relationship between the Individual and the Company Group terminated on the Termination Date, and that they have no further employment or contractual relationship except as may arise out of this Agreement and that the Individual waives any right or claim to reinstatement as an employee of any member of the Company Group. In the event any member of the Company Group receives inquiries about the Individual from prospective employers, such member shall provide to such persons or entities only the following information: confirmation of the Individual’s employment dates, position history, salary history, and that the Individual’s employment with the Company Group was mutually terminated.
          12. Taxes
          The Individual agrees that he or she shall be exclusively liable for the payment of all federal and state taxes which may be due as the result of the consideration that he or she receives pursuant to this Agreement and the Individual hereby represents that he or she shall make payments on such taxes at the time and in the amount required of him or her. In addition, the Individual hereby agrees fully to defend, indemnify and hold harmless Releasees and each of them from payment of taxes or penalties that are required of them by any government agency at any time as the result of payment of the consideration set forth herein. The individual further agrees to comply with the provisions of Article 7 of the Plan including, without limitation, the notice and repayment provisions thereof. The Individual further agrees to provide the Releasees and each of them with any tax information that they or it may reasonably request.
          13. Beneficiaries and Successors
          Each Releasee shall be deemed to be a beneficiary of the Individual’s promises and representations made herein. In the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall inure to the benefit of such successor. In the event of a merger, transfer or sale of the stock or assets of an entity in the Company Group that results in such entity not continuing as a member of the Company Group, the Individual’s promises and representations made herein shall continue to inure to the benefit of such entity as well as the Company.
          14. Entire Agreement
          This instrument constitutes and contains the entire agreement and understanding concerning the Individual’s relationship with the Company Group, the termination of the Individual’s employment, and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. This is an integrated document.
          15. Revocability
          The Individual may revoke this Agreement in its entirety during the seven (7) days following execution of this Agreement by the Individual. Any revocation of this Agreement must be in writing, clearly state that it is a revocation of this Agreement, and be hand delivered to, or delivered in such a manner to ensure receipt by, the General Counsel of the Company during the revocation period. This Agreement will become effective, enforceable, and irrevocable upon seven (7) days following its execution by the Individual, unless it is revoked during the seven-day period.
          16. Severability
          If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.
          17. Governing Law
          This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.
          18. Mandatory Arbitration
          Except for the injunctive relief provided for and contemplated by the following paragraph, which is expressly hereby excluded from this paragraph, any dispute or controversy between the Individual, on the one hand, and the Company (or any other Releasee), on the other hand, in any way arising out of, related to, or connected with this Agreement or the subject matter thereof, or arising out of or related to any other dispute between the Individual and the Company or any other member of the Company Group, now or in the future, shall be resolved through final and binding arbitration in Los Angeles, California, in accordance with the arbitration provisions contained in the Plan. It is further expressly agreed that Company will or would suffer irreparable injury if the Individual were to breach Section 6 or 7 of this Agreement and that, regardless of the dispute resolution provisions set forth in the foregoing paragraph, the

Company would by reason of such breach or potential breach be entitled to injunctive relief in a court of appropriate jurisdiction, and the Individual further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Individual from engaging in any act, conduct, or relationship in violation of, or that would reasonably result in a violation of, this Agreement.
          19. Counterparts, Headings
          This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose. The headings in this Agreement are only for convenience and ease of reference and are not to be considered in construction or interpretation.
          20. Waiver, Amendment
          Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. No waiver shall be binding unless in writing and signed by the party waiving the breach. No amendment of any term or provision of this Agreement shall be binding unless in writing and signed by all parties to this Agreement.
          21. No Presumption
          In entering this Agreement, the parties represent that they have had full opportunity to consult with attorneys of their own choice, that the parties have completely read and understood the terms of this Agreement and voluntarily accepted such terms. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party because it or its representatives drafted any of the provisions of this Agreement.
          22. Additional Acts
          All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.
          23. I have read the foregoing Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences. I declare under penalty of perjury under the laws of the United States and the State of California that the foregoing is true and correct.

          EXECUTED on the Termination Date at Los Angeles County, California.

The Individual Signature:

Print Name:

          EXECUTED on the Termination Date at Los Angeles County, California.

The Company

By:

Print Name:

Its:

          ENDORSEMENT
          I                      (the Individual named in the foregoing Agreement), hereby acknowledge that I was given 45 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 45-day period. I declare under penalty of perjury under the laws of the United States and the State of California that the foregoing is true and correct.
          EXECUTED this ___ day of ___, ___, at Los Angeles County, California.

Signature:

Print Name: